Exhibit 1.01

Form SD — Reporting Year 2016

1.              Introduction

Cubic Corporation (“Cubic”) is a leading international provider of cost-effective systems and solutions addressing the mass transit and global defense markets’ most pressing challenges. We have significant transportation and defense industry expertise which, combined with our innovative technology capabilities, contributes to our leading positions with our customers. Cubic exceeded $1.4 billion in sales in fiscal year ending September 30, 2016.

Cubic’s manufacturing processes use a wide array of products which may contain tin, tantalum, tungsten, or gold (collectively known as “3TG”). As these materials are necessary to the functionality of many Cubic products, our company is dedicated to tracing the origin of these metals. Cubic is working to ensure our sourcing practices do not support conflict or human rights abuses in the Democratic Republic of the Congo (“DRC”) and surrounding areas (collectively with the DRC, the “Covered Countries”). Cubic’s statement on supply chain responsibility can be found here: http://www.cubic.com/About-Us/Corporate-Responsibility.

2016 was a year of further improvement and investment in Cubic’s supply chain compliance processes. Cubic’s Procurement Administrator in Tullahoma, TN together with our Senior Counsel in San Diego, CA continue to lead the company in adopting new processes and procedures which align with applicable industry standards for supply chain compliance.

Cubic remains an active member of SAP’s Product Stewardship Network (“PSN”), which it joined last year to help with the automation of certain supply chain diligence and compliance functions. We also completed our “Conflict Minerals Playbook” last year with the help of PricewaterhouseCoopers, which documents our processes and procedures from initial product and supplier scoping to supplier engagement and follow-up, and has served as our guide through the 2016 reporting year.

2.              Conflict Minerals Disclosure

During calendar year 2016, Cubic and its subsidiary companies have manufactured or contracted to manufacture products for which 3TG is necessary to the functionality or production. Based on a reasonable country of origin inquiry (“RCOI”) and subsequent due diligence, we have concluded in good faith that Cubic does not have concrete findings on whether its sourcing practices directly or indirectly funded armed groups in the Covered Countries. Cubic’s RCOI employed a combination of measures to determine whether the necessary 3TG in Cubic’s products originated from the Covered Countries.

Cubic’s RCOI methods are discussed in Section 3 of this disclosure. As a result of these findings, Cubic has exercised and continues to exercise due diligence on the source and chain of custody of those minerals in a manner that conforms to a nationally or internationally recognized due diligence framework. Cubic hereby submits a Conflict Minerals Report as the attached Exhibit 1.01, as required by Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”).

As a result of the RCOI described herein, 468 of the 856 suppliers who were included in Cubic’s RCOI process (approximately 54.7%) provided a response to the supply chain survey. Of those 468 responding suppliers, many provided incomplete responses and/or indicated that their investigative efforts were still ongoing. Of those responses we received, 81.4% (381 of the 468 responses) ultimately responded with a CMRT. Based on these CMRT responses, only 1 supplier did not respond to the crucial question as to whether the 3TG’s in their product(s) originated from the Covered Countries with respect to at least one of the conflict minerals included in their products. This is an improvement over last year’s filing where 3 suppliers failed to answer those key questions.  Of those who stated that their products do contain one of the conflict minerals (i) 61 suppliers reported that the origin of necessary tantalum was unknown; (iii) 83 suppliers reported that the origin of necessary tin was unknown; (iv) 96 suppliers reported that the origin of necessary gold was unknown; and (v) 51 suppliers reported that the origin of necessary tungsten was unknown.

Information Gathering Challenges and Other Difficulties

Full and complete identification of smelters continues to present a difficulty for us and our suppliers. For example, 135 suppliers stated that they had identified all smelters in their supply chain for at least one of the 3TG minerals. The table below shows the number of suppliers who stated that their products contain the stated minerals against the number of suppliers who were able to state that all smelters for that mineral were identified:

Mineral	Suppliers who stated that their products contain said mineral	Suppliers who stated that their products contain said mineral and “All smelters identified” for said mineral
Tantalum	140	34
Tin	256	121
Gold	233	105
Tungsten	130	37

Incomplete smelter identification is most problematic where sourcing from the Covered Countries is concerned. Cubic has subjected any supplier reporting connections to the Covered Countries to increased scrutiny, including follow-up inquiries about sourcing and requests by us to engage specific lower-tier suppliers to provide more detailed information.

85 of our suppliers reported that at least one of the 3TGs in their products originated from the Covered Countries. After performing diligence on the smelter information provided by these suppliers, we discovered that the minerals were sourced and processed by Conflict Free Sourcing Initiative’s (“CFSI’s”) certified smelters where smelters were identified. Of those smelters provided by our suppliers, we reviewed the mine and country of origin information and found that all those that source from or are located in the covered countries are CFSI certified smelters. However, only 129 of our responding suppliers stated that all smelters in their supply chain were identified. This suggests a potential risk of indirect funding of armed conflict in the Covered Countries and triggered our supplemental diligence on the remainder of the suppliers and their respective supply chains. The table below indicates the number of suppliers reporting 3TG originating in the Covered Countries versus the number of smelters who were able to identify all smelters in their respective supply chains:

Mineral	Suppliers who stated that the minerals in their product originate in the Covered Countries	Suppliers who stated “All smelters identified”
Tantalum	48	38
Tin	80	124
Gold	35	107
Tungsten	44	40

We continued to experience several miscellaneous difficulties in obtaining supplier information.  For example, one supplier simply informed us that they would “not be supplying compliance information” and had closed our account.  Another supplier informed us that because they were a small business they would not be able to allocate any resources to gathering this information.  We informed them that because this is a legal requirement that we would not be able to accept this response.  In an attempt to reasonably accommodate their company, we offered them a phased in approach with an expectation that they would build up to the capacity to provide this information in time.  They replied that they could sign a statement, but do nothing more.  This issue has been escalated to procurement management for resolution (or removal from our supply chain, if the supplier fails to cooperate).  We recognize these struggles are not unique to Cubic. Nevertheless, Cubic continues to learn important lessons about supplier engagement and how to motivate its supplier base to transparency and compliance. We plan to use this knowledge to improve supplier engagement going forward (as discussed in the following section).

On a positive note, however, we saw some improvement in previously difficult data collection tasks.  For example, electronics distributors frequently tell us that they are exempt from the Dodd-Frank Act and are therefore exempt from Cubic’s contractual requirements to provide us country of origin information.  This has inevitably led to difficulty in obtaining information for a sizable percentage of the parts we buy for the last few reporting years.  Recently, we have seen more electronics distributors beginning to work with us to develop diligence and reporting processes.  Of the 30 identified electronics distributors we used last year, approximately 40% provided a CMRT.  This is a sizable increase from last year where less than 15% provided a CMRT.  In fact, one of our distributors sent a CMRT containing all of the country of origin information and conflict mineral status for all the parts we purchased from them during the year immediately upon request.  We take this increased willingness to cooperate and support Cubic in its supply chain compliance endeavors as a sign of positive change in the industry, and one that we will continue to support and encourage in our own supply chain.

The Bottom Line

Of Cubic’s 856 in-scope suppliers: 113 claimed to use all four conflict minerals, and of those 113 suppliers, 23 were able to identify all of the smelters in their supply chain; 116 stated (incorrectly) that none of the products sold contain 3TG; and 184 were able to identify the mineral country of origin for at least one metal in their supply chain.

That uncertainty, in combination with the large number of suppliers who provided incomplete smelter information (as discussed above) or uncertain responses, or who indicated that their sourcing investigation was ongoing but incomplete, renders Cubic unable to determine with certainty whether its sourcing practices directly or indirectly funded armed groups in the Covered Countries. However, we see indications that supplier attitudes are changing for the better. For the 125 suppliers that stated “Conflict minerals were present, origin not in Conflict Countries” for at least one mineral, only a small minority (5) provided no smelter data. This statistic appears to indicate not only diligence, but also thoughtful submission of the industry-standard Conflict Minerals Reporting Template (“CMRT”) to us.

We saw a small decline in supplier response rates in 2016 and do not consider its response rate of 54.7 to be adequate for our diligence and compliance purposes; however, our response rates have continued to be generally consistent year over year. We have developed a plan in accordance with the first step of the OECD Guidance to increase the supplier response rate as well as information quality. This will be accomplished by providing training to our suppliers on diligence measures and targeted supplier communications, escalating suppliers’ failure to respond to procurement management for engagement and resolution, and ultimately re-sourcing and terminating our relationship with any non-compliant supplier. We believe that by strengthening our engagement with our suppliers, we will improve the quality of the information we obtain. This will benefit Cubic’s due diligence and increase visibility into our supply chain.

A description of the measures Cubic took to exercise due diligence on the source and chain of custody on its conflict minerals is provided in the Conflict Minerals Report attached hereto as Exhibit 1.01.

In accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”), Cubic has filed this Specialized Disclosure Form (“Form SD”) and the associated Conflict Minerals Report, and made these documents available on its website at http://www.cubic.com/About-Us/Corporate-Responsibility.

3.              Cubic’s Reasonable Country of Origin Inquiry

To begin the RCOI for this reporting year, Cubic’s Procurement Administrator collected spend reports and purchasing data from each applicable subsidiary company beginning in October of 2016; these subsidiaries are Cubic Defense Applications, Inc.; Cubic Simulations Systems, Inc.; Cubic Defence New Zealand Limited; Cubic Transportation Systems, Inc., GATR Technologies, Inc., and DTECH Labs, Inc.

Each subsidiary list was converted to a standard format containing various pieces of information pertaining to vendors, commodities, and cost and combined into a master list. The master list was then filtered using three qualifiers: (1) material group, which uses codes to designate commodities, and those not containing or not suspected to contain 3TG are then filtered out; (2) business nature, where businesses are filtered out if they do not provide Cubic with in-scope products; and (3) item description, where items are reviewed individually if their codes do not indicate either way whether 3TG is present.

After the master list was filtered, Cubic cleansed the data by removing duplicate supplier information and errors in email addresses, and adding email addresses for any suppliers with missing contact information. After the data filtering and cleansing process was complete, Cubic identified 856 unique suppliers.

Cubic then grouped suppliers into three separate groups based on risk level. Risk levels were assigned to suppliers based on spend or purchase order line item count. Risk Level 1 is comprised of high spend or high count suppliers; Risk Level 2 is medium spend or medium count suppliers and Risk Level 3 is low spend or low count suppliers. This risk grouping allowed Cubic to configure and trigger notifications and customize different notifications to suppliers and prioritize responses within certain groups of suppliers.

Starting in October 2016, Cubic uploaded its supplier list to the PSN. Through the PSN, we sent out invitation requests and connection requests (depending on whether the supplier was already registered with the PSN) to all suppliers, and requested their cooperation in reporting their conflict minerals sourcing on the industry standard Conflict Minerals Reporting Template (CMRT) provided by the EICC (Electronic Industry Citizenship Coalition).

Cubic configured escalating follow-up requests to be sent within the PSN to suppliers who were nonresponsive. This notification contained information regarding the potential consequences of non-compliance with Cubic’s request (e.g., discontinuing relationship with the non-compliant supplier).

As a result of these contacts, Cubic received a total of 468 responses.  381 suppliers (approximately 81.4%) provided the information in the form of the industry-standard CMRT. We requested that suppliers submit their forms in the most recent revision of this form (4.20). Despite this request, we still received 2 forms in PDF format and 8 forms in prior CMRT versions below 4.0. When we received CMRTs in PDF format, we requested that the supplier provide us the original excel format, of which 4 obliged.  The remaining suppliers complied by submitted their CMRTs in version 4.0 or higher, including 96 received in the most recent version 4.1 and 230 received in the newest version 4.20 (published in November 2016).

The table below illustrates the breakdown of Cubic’s responses containing a CMRT:

Contains 3TG from DRC	Does not contain 3TG from DRC	3TG Source Unknown	No Conflict Minerals Present
Tantalum
48	29	63	240
Tin
80	92	85	124
Gold
35	101	98	147
Tungsten
44	34	54	249

CONFLICT MINERALS REPORT

I.                                        Cubic’s Exercise of Due Diligence Under the OECD Guidance.

Cubic’s due diligence process is modeled after the 3rd Edition of The Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains, Supplements on Tin, Tantalum, Tungsten, and Gold (“OECD Guidance”). The OECD Guidance highlights the importance of risk assessment and mitigation, supplier and smelter engagement, and the identification of red flags in the supply chain.

Due to the high non-response or incomplete response rate of several Cubic suppliers coupled with Cubic’s downstream position in the supply chain, Cubic has relied heavily on industry initiatives, such as the EICC’s CMRT and its membership in the Conflict Free Sourcing Initiative’s (“CFSI”) Conflict-Free Smelter Program, in order to ascertain the origin of the minerals in the components Cubic purchases. Cubic plans to increase its participation in these industry efforts in order to facilitate greater transparency and more open communication from mine to manufacturer.

A.            Strong Company Management Systems.

Cubic has adopted a supply chain policy entitled Corporate Social Responsibility in Supply Chain Management which is based on the OECD Model Supply Chain Policy. This policy sets forth Cubic’s commitment to avoiding doing business with any company sourcing from the DRC or otherwise contributing to armed conflict or human rights abuses anywhere in the world. It also sets forth a summary of Cubic’s diligence process as detailed below:

I.                                        PURPOSE

Cubic Corporation recognizes the significant adverse impacts which may be associated with procuring minerals or goods containing minerals extracted from conflict-affected and high-risk areas. As a responsible corporate citizen, we must respect human rights and not contribute to global conflict in the way we do business. Cubic has developed this policy on Corporate Responsibility in Supply Chain Management to set forth its commitment to refrain from any action that contributes to the financing of conflict or that supports or encourages unlawful labor practices, and to comply with relevant United Nations sanctions resolutions (or, where applicable, domestic laws implementing such resolutions).

II.                                   SCOPE

This Policy is applicable to all Cubic companies.

III. POLICY

A.            Serious Abuses in the Trade of Minerals and Risk Management

Cubic will neither tolerate, nor by any means profit from, contribute to, assist with, or facilitate the commission by any party of:

1. any forms of torture, cruel, inhuman, and degrading treatment;

2. any forms of forced or compulsory labor, which means work or service which is exacted from any person under the menace of penalty and for which said person has not offered himself or herself voluntarily;

3. any forms of child labor;

4. other gross human rights violations and abuses such as widespread sexual violence;

5. war crimes or other serious violations of international humanitarian law, crimes against humanity, or genocide.

We will immediately suspend or discontinue engagement with any supplier where we identify a reasonable risk that it is sourcing from, or linked to, any party committing serious abuses as defined in this paragraph.

B.            Direct or Indirect Support to Non-State Armed Groups and Risk Management

Cubic will not tolerate any direct or indirect support to non-state armed groups through the extraction, transport, trade, handling, or export of minerals.

“Direct or indirect support” includes, but is not limited to, procuring minerals from, making payments to or otherwise providing logistical assistance or equipment to, non-state armed groups or their affiliates who:

1. Illegally control mine sites or otherwise control transportation routes, points where minerals are traded, and upstream actors in the supply chain; or

2. Illegally tax or extort money or minerals at points of access to mine sites, along transportation routes or at points where minerals are traded; or

3. Illegally tax or extort intermediaries, export companies, or international traders.

We will immediately suspend or discontinue engagement of any supplier where we identify a reasonable risk that they are sourcing from, or linked to, any party providing direct or indirect support to non-state armed groups as defined in this paragraph.

C. Supply Chain Diligence

Cubic’s manufacturing operations often require the use of components containing tantalum, tin, tungsten, and gold (“3TG”). Regardless of their country of origin, these minerals are known as “conflict minerals.” Cubic strives to procure components that are not manufactured using conflict minerals that directly or indirectly fund non-state armed groups.

To achieve this goal, Cubic has implemented procedures to conduct diligence on and analyze its supply chain. This diligence includes periodic supplier visits, conducting an onsite Supplier Business Survey with questions on supply chain compliance, and annual country of origin inquiries. These inquiries consist of contacting Cubic’s suppliers of components containing 3TG and inquiring as to the country of origin of their component parts. Cubic maintains this information in a database so it can easily ascertain whether a certain supplier provides conflict-free components to Cubic.

Cubic also requires suppliers to supply conflict-free materials to Cubic, and to provide records evidencing the conflict-free status of the materials upon our request.

As Cubic continues to improve its supply chain processes, Cubic has amended and improved its policy to reflect current best practices in fuller detail in accordance with OECD guidance and its policy is publicly available on its website (via the link to this filing). Cubic has also amended its U.S. terms and conditions (and is currently amending its international terms and conditions) to require our suppliers to source only from conflict-free smelters and mines, and to provide us confirming information upon request.

In accordance with the OECD Guidance, Cubic has assigned senior level representatives from procurement and legal to jointly run its Conflict Minerals Team. Part of the Team’s legal function is to periodically report to the Board to outline current status of RCOI, diligence, and overall compliance efforts. Cubic continues to improve its communication processes and ensure availability of resources to support the Conflict Minerals Team and its overall supply chain compliance efforts.

Cubic began to engage suppliers in advance of the finalization of Rule 13p-1, and continues to solidify supplier engagement and communication processes.  As an example of these efforts, Cubic is currently consolidating suppliers and building closer relationships with fewer suppliers, rather than employing a broader network of “impersonal” ones. Supplier training on supply chain diligence and legal compliance is planned for the next reporting year, which would be conducted by the Conflict Minerals team (consisting of the Procurement Administrator and Senior Counsel) and provide information and guidance on developing ethical sourcing programs, including how to develop policies, pass down requirements to suppliers, and analyze CMRTs.

Cubic has also created an internal video for our employees, which we released on May 29, 2016. The video describes Cubic’s process and stance on supply chain transparency (namely, that sourcing responsibly and ethically is the right thing to do). We have established a dedicated email address for employee questions or concerns on conflict minerals, and included that email address in the video. Senior management’s goal is to create and maintain awareness around conflict minerals and supply chain transparency generally, and to continue to live our core value of “Doing The Right Thing” in all procurement activities.

B.            Identifying and Assessing Risks in the Supply Chain.

Cubic has historically encountered considerable difficulty in identifying upstream suppliers in its supply chain. This is because Cubic purchases many components necessary to its products from large distribution companies which are not subject to Rule 13p-1. Those distribution companies often purchase their stock of components from other distributors, and chain of custody and origin information is not being passed through the distribution network.

Cubic identified 856 direct suppliers falling within the scope of its RCOI. As mentioned previously, Cubic received 468 responses to its requests for information, many of which identified smelters and refiners in our supply chain. We have relied on these responses to inform us about the origin of the minerals in the components we buy, and we have been encouraged by the number of Conflict Free Smelters which appeared in the CRMT forms we received, as set forth in section III below.

This reporting year, Cubic continued to identify and assess supply chain risks using our Conflict Minerals Playbook, which contains lists of identifiable red flags that require follow up and the level and nature of the risk each red flag presents.  This year, we also drafted internal processes which more clearly define our conflict mineral program, roles and responsibilities.  We expect to complete the internal review and approval process and deploy these processes in June 2017. Beyond adding further clarity and structure around our conflict minerals program, these processes are aimed at adding internal auditability to our program (as a first step for program audits).

We also continued our use of an updated risk table based on the Conflict Minerals Rule itself, the CFSI audit protocols and procedures, the United States Geological Survey (“USGS”), and the OECD Guidance for a holistic approach to risk assessment for smelters based on the location of the smelter and the mineral at issue.  It was no small task; beginning in October of 2016, we received 37,794 individual lines of smelter data and refined this list down to 15,050 unique listings.  Through our diligence processes, we were able to further distill this to 321 recognized smelters. We discovered a number of red flags in our supplier CMRTs and were able to analyze them in the framework of our Playbook and follow up accordingly, including instruction to engage more upstream suppliers and request information from them. We also engaged in enhanced in-depth direct contact this year with our suppliers, tailoring specific approaches where necessary, and supporting our suppliers to establish plans for compliance or their own program development.  Nevertheless, we still plan to strengthen our risk assessment mechanisms as we continue to improve our compliance program.

Our annual process review revealed that one of our greatest challenges was data cleansing; that is, formatting an accurate list of smelters and removing duplicate entries and alternate smelter names.  To address this issue, our Procurement Administrator created a sophisticated spreadsheet using formulas to cross-check the smelter information we received from our suppliers against the CFSI Smelter Database, as well as to remove duplicate and invalid information. Ultimately, the file can be used to determine whether a listed smelter is legitimate, alleged, not a smelter, inconsistent information, or unrecognized, and reduced our list of 15,050 smelters down to approximately 1,600 unknown smelters which could then be researched.  This creative approach has added tremendous value and accuracy to our program by streamlining a previously labor-intensive process, and will be used by Cubic for years to come.

C.            Responding to Identified Risks.

Cubic works with its direct suppliers and distributors to reach further upstream and engage those upstream companies in a more effective way — namely, to avoid the use of non-Conflict Free Smelters and move towards sourcing from Conflict Free Smelters only. Cubic sometimes requires obsolete parts which limit our choice of suppliers; however, these parts are not currently being manufactured and any 3TG in them would therefore be considered outside of the supply chain.

During the reporting period, the Conflict Minerals team held regular teleconferences to discuss outstanding issues, including red flags and the next steps to follow up on them. We are establishing a Supplier Compliance rating system, working closely with our team of supplier quality engineers to increase our understanding of the products themselves and add validity to our supplier compliance ratings.  We also developed a new supplier assessment survey which includes a social responsibility section.  All the relevant supplier compliance documentation will eventually be housed on a dedicated file share website where quality, procurement and legal employees can easily check or reference the documentation.  The goal of this initiative is to create a system at Cubic where supplier ratings will be more informative and complete, and will allow us to act accordingly when presented with red flags during the diligence process.

D.            Third Party Audits.

Due to Cubic’s position as a downstream manufacturer, Cubic does not have any direct relationships with smelters or refiners. To help support the third party audit work done by CFSI, Cubic became a member of CFSI in 2014 and remained a member throughout this reporting period and presently. Cubic considers third party audits by the CFSI to be vital to the continued development of the mining industry in the Democratic Republic of the Congo and will continue to support CFSI audit initiatives.

Although Cubic does not have any direct supplier or customer relationships with smelters, Cubic plans to send outreach letters to smelters that require outreach as identified by the CFSI Smelter Database within the next calendar quarter (Q3) of 2017 .  As many of these smelters are based in China, we are translating our Chinese smelter letters and including a link to the Chinese Chamber of Commerce of Chemicals, Minerals, and Metals Exports & Imports’ (“CCCMC’s”) responsible mineral sourcing guidance based on, and done in collaboration with, the OECD.

E.             Annual Reporting on Supply Chain Diligence.

Cubic is committed to compliance with Rule 13p-1 not only as a legal requirement, but as a responsible business practice. We strive for transparency in our supply chain and will present our diligence and risk findings annually, as well as provide details about our ongoing efforts on our website at http://www.cubic.com/About-Us/Corporate-Responsibility. Cubic is also trying to improve the quality and nature of existing information about smelters, and so we have included our own research notes on each smelter within the CMRT we provide our own customers.

II.                                   Manufacturing and Product Information.

Cubic has not been able to ascertain with certainty the origin of the 3TG minerals necessary to the production of its products. These minerals are present in all of the electronics Cubic manufactures (specific products and components which contain 3TG are mentioned below in conjunction with the manufacturing facility mentioned).  Tin is a used as a base for solder on all circuit boards, wires, cables, and alloys; tantalum is the primary mineral component in capacitors; gold is a non-corrosive lead on circuit boards and connects; and tungsten is used in wire or as counterweights.  This is just a sample of the many uses for these minerals in Cubic’s products and is not exhaustive.  As nearly all of Cubic’s products lines depend on 3TG minerals, all of these product lines are similarly affected. Cubic maintains manufacturing facilities in San Diego, California; Tijuana, Mexico; Tullahoma, Tennessee; Orlando, FL; Auckland, New Zealand; and Salfords, Redhill in the United Kingdom (“UK”).

Cubic’s facilities in San Diego, Tijuana, Orlando, and Auckland are dedicated to manufacturing processes for Cubic’s defense-related businesses. The Tijuana facility supports manufacturing for both the defense and the transportation business. These four facilities manufacture systems and components for its air, ground, and virtual training systems, data links, and personnel locator systems. Tijuana also manufactures hardware and cabling to support Cubic’s transportation business’s point-of-sale and farebox devices.

GATR Technologies in Huntsville, Alabama manufactures inflatable, portable satellite communication antennas.

DTech Labs in Ashburn, Virginia manufactures a range of rugged deployable and tactical communications products including specialized gateways to vehicular telematics systems.

Cubic’s facility in Tullahoma is the primary manufacturing location for Cubic Transportation Systems. The Tullahoma facility manufactures Cubic’s point-of-sale and farebox devices, driver control units, gates, ticket validators, vending devices, back office encoders, and depot computers.

Cubic’s facility in the UK performs light manufacturing work, such as installing upgrades or repairing equipment.

III.                              Cubic’s Supply Chain/Countries of Origin Identified.

Cubic’s diligence process revealed that many of its responding suppliers provide Cubic with products which are sourced from recycled and scrap, as well as from conflict-free smelters. Cubic has been presented with 37,794 names of smelters and refiners, necessitating a manual review for duplicate entities using different trade names. Our access to the PSN together with the work done by Cubic’s Procurement Administrator simplified the data work needed to cull those smelter entries, but still produced a list of over 321 recognized smelters and refiners. However, we were encouraged by the high representation of conflict-free smelters in our supplier CMRTs.

Cubic’s current process identified the following CFSI conflict-free or LBMA-certified smelters (LBMA has added a materials traceability element to their certification process which meets the requirements of the CFSI Conflict Minerals Audit Program):

Gold

Advanced Chemical Company - UNITED STATES OF AMERICA - CID000015

Aida Chemical Industries Co., Ltd. - JAPAN - CID000019

Allgemeine Gold-und Silberscheideanstalt A.G. - GERMANY - CID000035

Almalyk Mining and Metallurgical Complex (AMMC) - UZBEKISTAN - CID000041

AngloGold Ashanti Córrego do Sítio Mineração - BRAZIL - CID000058

Argor-Heraeus S.A. - SWITZERLAND - CID000077

Asahi Pretec Corp. - JAPAN - CID000082

Asaka Riken Co., Ltd. - JAPAN - CID000090

Atasay Kuyumculuk Sanayi Ve Ticaret A.S. - TURKEY - CID000103

Aurubis AG - GERMANY - CID000113

Bangko Sentral ng Pilipinas (Central Bank of the Philippines) - PHILIPPINES - CID000128

Boliden AB - SWEDEN - CID000157

C. Hafner GmbH + Co. KG - GERMANY - CID000176

Caridad - MEXICO - CID000180

CCR Refinery - Glencore Canada Corporation - CANADA - CID000185

Cendres + Métaux S.A. - SWITZERLAND - CID000189

Yunnan Copper Industry Co., Ltd. - CHINA - CID000197

Chimet S.p.A. - ITALY - CID000233

Chugai Mining - JAPAN - CID000264

Daejin Indus Co., Ltd. - KOREA (REPUBLIC OF) - CID000328

Daye Non-Ferrous Metals Mining Ltd. - CHINA - CID000343

DSC (Do Sung Corporation) - KOREA (REPUBLIC OF) - CID000359

DODUCO GmbH - GERMANY - CID000362

Dowa - JAPAN - CID000401

Eco-System Recycling Co., Ltd. - JAPAN - CID000425

OJSC Novosibirsk Refinery - RUSSIAN FEDERATION - CID000493

Gansu Seemine Material Hi-Tech Co., Ltd. - CHINA - CID000522

Guoda Safina High-Tech Environmental Refinery Co., Ltd. - CHINA - CID000651

Hangzhou Fuchunjiang Smelting Co., Ltd. - CHINA - CID000671

Heimerle + Meule GmbH - GERMANY - CID000694

Heraeus Ltd. Hong Kong - CHINA - CID000707

Heraeus Precious Metals GmbH & Co. KG - GERMANY - CID000711

Hunan Chenzhou Mining Co., Ltd. - CHINA - CID000767

HwaSeong CJ Co., Ltd. - KOREA (REPUBLIC OF) - CID000778

Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd. - CHINA - CID000801

Ishifuku Metal Industry Co., Ltd. - JAPAN - CID000807

Istanbul Gold Refinery - TURKEY - CID000814

Japan Mint - JAPAN - CID000823

Jiangxi Copper Co., Ltd. - CHINA - CID000855

Asahi Refining USA Inc. - UNITED STATES OF AMERICA - CID000920

Asahi Refining Canada Ltd. - CANADA - CID000924

JSC Ekaterinburg Non-Ferrous Metal Processing Plant - RUSSIAN FEDERATION - CID000927

JSC Uralelectromed - RUSSIAN FEDERATION - CID000929

JX Nippon Mining & Metals Co., Ltd. - JAPAN - CID000937

Kazakhmys Smelting LLC - KAZAKHSTAN - CID000956

Kazzinc - KAZAKHSTAN - CID000957

Kennecott Utah Copper LLC - UNITED STATES OF AMERICA - CID000969

Kojima Chemicals Co., Ltd. - JAPAN - CID000981

Kyrgyzaltyn JSC - KYRGYZSTAN - CID001029

L’azurde Company For Jewelry - SAUDI ARABIA - CID001032

Lingbao Gold Co., Ltd. - CHINA - CID001056

Lingbao Jinyuan Tonghui Refinery Co., Ltd. - CHINA - CID001058

LS-NIKKO Copper Inc. - KOREA (REPUBLIC OF) - CID001078

Luoyang Zijin Yinhui Gold Refinery Co., Ltd. - CHINA - CID001093

Materion - UNITED STATES OF AMERICA - CID001113

Matsuda Sangyo Co., Ltd. - JAPAN - CID001119

Metalor Technologies (Suzhou) Ltd. - CHINA - CID001147

Metalor Technologies (Hong Kong) Ltd. - CHINA - CID001149

Metalor Technologies (Singapore) Pte., Ltd. - SINGAPORE - CID001152

Metalor Technologies S.A. - SWITZERLAND - CID001153

Metalor USA Refining Corporation - UNITED STATES OF AMERICA - CID001157

Metalúrgica Met-Mex Peñoles S.A. De C.V. - MEXICO - CID001161

Mitsubishi Materials Corporation - JAPAN - CID001188

Mitsui Mining and Smelting Co., Ltd. - JAPAN - CID001193

Moscow Special Alloys Processing Plant - RUSSIAN FEDERATION - CID001204

Nadir Metal Rafineri San. Ve Tic. A.Ş. - TURKEY - CID001220

Navoi Mining and Metallurgical Combinat - UZBEKISTAN - CID001236

Nihon Material Co., Ltd. - JAPAN - CID001259

Elemetal Refining, LLC - UNITED STATES OF AMERICA - CID001322

Ohura Precious Metal Industry Co., Ltd. - JAPAN - CID001325

OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet) - RUSSIAN FEDERATION - CID001326

PAMP S.A. - SWITZERLAND - CID001352

Penglai Penggang Gold Industry Co., Ltd. - CHINA - CID001362

Prioksky Plant of Non-Ferrous Metals - RUSSIAN FEDERATION - CID001386

PT Aneka Tambang (Persero) Tbk - INDONESIA - CID001397

PX Précinox S.A. - SWITZERLAND - CID001498

Rand Refinery (Pty) Ltd. - SOUTH AFRICA - CID001512

Royal Canadian Mint - CANADA - CID001534

Sabin Metal Corp. - UNITED STATES OF AMERICA - CID001546

Samduck Precious Metals - KOREA (REPUBLIC OF) - CID001555

Samwon Metals Corp. - KOREA (REPUBLIC OF) - CID001562

Schone Edelmetaal B.V. - NETHERLANDS - CID001573

SEMPSA Joyería Platería S.A. - SPAIN - CID001585

Shandong Tiancheng Biological Gold Industrial Co., Ltd. - CHINA - CID001619

Shandong Zhaojin Gold & Silver Refinery Co., Ltd. - CHINA - CID001622

Sichuan Tianze Precious Metals Co., Ltd. - CHINA - CID001736

So Accurate Group, Inc. - UNITED STATES OF AMERICA - CID001754

SOE Shyolkovsky Factory of Secondary Precious Metals - RUSSIAN FEDERATION - CID001756

Solar Applied Materials Technology Corp. - TAIWAN, PROVINCE OF CHINA - CID001761

Sumitomo Metal Mining Co., Ltd. - JAPAN - CID001798

Tanaka Kikinzoku Kogyo K.K. - JAPAN - CID001875

Great Wall Precious Metals Co., Ltd. of CBPM - CHINA - CID001909

The Refinery of Shandong Gold Mining Co., Ltd. - CHINA - CID001916

Tokuriki Honten Co., Ltd. - JAPAN - CID001938

Tongling Nonferrous Metals Group Co., Ltd. - CHINA - CID001947

Torecom - KOREA (REPUBLIC OF) - CID001955

Umicore Brasil Ltda. - BRAZIL - CID001977

Umicore S.A. Business Unit Precious Metals Refining - BELGIUM - CID001980

United Precious Metal Refining, Inc. - UNITED STATES OF AMERICA - CID001993

Valcambi S.A. - SWITZERLAND - CID002003

Western Australian Mint trading as The Perth Mint - AUSTRALIA - CID002030

Yamamoto Precious Metal Co., Ltd. - JAPAN - CID002100

Yokohama Metal Co., Ltd. - JAPAN - CID002129

Zhongyuan Gold Smelter of Zhongjin Gold Corporation - CHINA - CID002224

Zijin Mining Group Co., Ltd. Gold Refinery - CHINA - CID002243

Morris and Watson - NEW ZEALAND - CID002282

SAFINA A.S. - CZECH REPUBLIC - CID002290

Guangdong Jinding Gold Limited - CHINA - CID002312

Umicore Precious Metals Thailand - THAILAND - CID002314

Geib Refining Corporation - UNITED STATES OF AMERICA - CID002459

MMTC-PAMP India Pvt., Ltd. - INDIA - CID002509

Republic Metals Corporation - UNITED STATES OF AMERICA - CID002510

KGHM Polska Miedź Spółka Akcyjna - POLAND - CID002511

Fidelity Printers and Refiners Ltd. - ZIMBABWE - CID002515

Singway Technology Co., Ltd. - TAIWAN, PROVINCE OF CHINA - CID002516

Al Etihad Gold Refinery DMCC - UNITED ARAB EMIRATES - CID002560

Emirates Gold DMCC - UNITED ARAB EMIRATES - CID002561

Kaloti Precious Metals - UNITED ARAB EMIRATES - CID002563

Sudan Gold Refinery - SUDAN - CID002567

T.C.A S.p.A - ITALY - CID002580

Remondis Argentia B.V. - NETHERLANDS - CID002582

Tony Goetz NV - BELGIUM - CID002587

Korea Zinc Co., Ltd. - KOREA (REPUBLIC OF) - CID002605

TOO Tau-Ken-Altyn - KAZAKHSTAN - CID002615

Abington Reldan Metals, LLC - UNITED STATES OF AMERICA - CID002708

SAAMP - FRANCE - CID002761

SAXONIA Edelmetalle GmbH - GERMANY - CID002777

WIELAND Edelmetalle GmbH - GERMANY - CID002778

Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH - AUSTRIA - CID002779

AU Traders and Refiners - SOUTH AFRICA - CID002850

AURA-II - UNITED STATES OF AMERICA - CID002851

Gujarat Gold Centre - INDIA - CID002852

Sai Refinery - INDIA - CID002853

Universal Precious Metals Refining Zambia - ZAMBIA - CID002854

Modeltech Sdn Bhd - MALAYSIA - CID002857

Bangalore Refinery - INDIA - CID002863

Degussa Sonne / Mond Goldhandel GmbH - GERMANY - CID002867

L’Orfebre S.A. - ANDORRA - CID002762

Morris and Watson Gold Coast - AUSTRALIA - CID002866

Pease & Curren - UNITED STATES OF AMERICA - CID002872

SungEel HiTech - KOREA (REPUBLIC OF) - CID002918

Countries include:

ANDORRA, AUSTRALIA, AUSTRIA, BELGIUM, BRAZIL, CANADA, CHINA, CZECH REPUBLIC, FRANCE, GERMANY, INDIA, INDONESIA, ITALY, JAPAN, KAZAKHSTAN, KOREA (REPUBLIC OF), KYRGYZSTAN, MALAYSIA, MEXICO, NETHERLANDS, NEW ZEALAND, PHILIPPINES, POLAND, RUSSIAN FEDERATION, SAUDI ARABIA, SINGAPORE, SOUTH AFRICA, SPAIN, SUDAN, SWEDEN, SWITZERLAND, TAIWAN, PROVINCE OF CHINA, THAILAND, TURKEY, UNITED ARAB EMIRATES, UNITED STATES OF AMERICA, UZBEKISTAN, ZAMBIA, and ZIMBABWE

Tantalum

Changsha South Tantalum Niobium Co., Ltd. - CHINA - CID000211

Conghua Tantalum and Niobium Smeltry - CHINA - CID000291

Duoluoshan - CHINA - CID000410

Exotech Inc. - UNITED STATES OF AMERICA - CID000456

F&X Electro-Materials Ltd. - CHINA - CID000460

Guangdong Zhiyuan New Material Co., Ltd. - CHINA - CID000616

Hi-Temp Specialty Metals, Inc. - UNITED STATES OF AMERICA - CID000731

JiuJiang JinXin Nonferrous Metals Co., Ltd. - CHINA - CID000914

Jiujiang Tanbre Co., Ltd. - CHINA - CID000917

King-Tan Tantalum Industry Ltd. - CHINA - CID000973

LSM Brasil S.A. - BRAZIL - CID001076

Metallurgical Products India Pvt., Ltd. - INDIA - CID001163

Mineração Taboca S.A. - BRAZIL - CID001175

Mitsui Mining and Smelting Co., Ltd. - JAPAN - CID001192

Molycorp Silmet A.S. - ESTONIA - CID001200

Ningxia Orient Tantalum Industry Co., Ltd. - CHINA - CID001277

QuantumClean - UNITED STATES OF AMERICA - CID001508

RFH Tantalum Smeltry Co., Ltd. - CHINA - CID001522

Solikamsk Magnesium Works OAO - RUSSIAN FEDERATION - CID001769

Taki Chemical Co., Ltd. - JAPAN - CID001869

Telex Metals - UNITED STATES OF AMERICA - CID001891

Ulba Metallurgical Plant JSC - KAZAKHSTAN - CID001969

Zhuzhou Cemented Carbide Group Co., Ltd. - CHINA - CID002232

Yichun Jin Yang Rare Metal Co., Ltd. - CHINA - CID002307

Hengyang King Xing Lifeng New Materials Co., Ltd. - CHINA - CID002492

D Block Metals, LLC - UNITED STATES OF AMERICA - CID002504

FIR Metals & Resource Ltd. - CHINA - CID002505

Jiujiang Zhongao Tantalum & Niobium Co., Ltd. - CHINA - CID002506

XinXing HaoRong Electronic Material Co., Ltd. - CHINA - CID002508

Jiangxi Dinghai Tantalum & Niobium Co., Ltd. - CHINA - CID002512

KEMET Blue Metals - MEXICO - CID002539

Plansee SE Liezen - AUSTRIA - CID002540

H.C. Starck Co., Ltd. - THAILAND - CID002544

H.C. Starck GmbH Goslar - GERMANY - CID002545

H.C. Starck GmbH Laufenburg - GERMANY - CID002546

H.C. Starck Hermsdorf GmbH - GERMANY - CID002547

H.C. Starck Inc. - UNITED STATES OF AMERICA - CID002548

H.C. Starck Ltd. - JAPAN - CID002549

H.C. Starck Smelting GmbH & Co. KG - GERMANY - CID002550

Plansee SE Reutte - AUSTRIA - CID002556

Global Advanced Metals Boyertown - UNITED STATES OF AMERICA - CID002557

Global Advanced Metals Aizu - JAPAN - CID002558

KEMET Blue Powder - UNITED STATES OF AMERICA - CID002568

Tranzact, Inc. - UNITED STATES OF AMERICA - CID002571

E.S.R. Electronics - UNITED STATES OF AMERICA - CID002590

Resind Indústria e Comércio Ltda. - BRAZIL - CID002707

Jiangxi Tuohong New Raw Material - CHINA - CID002842

Power Resources Ltd. - MACEDONIA (THE FORMER YUGOSLAV REPUBLIC OF) - CID002847

Countries include:

AUSTRIA, BRAZIL, CHINA, ESTONIA, GERMANY, INDIA, JAPAN, KAZAKHSTAN, MACEDONIA (THE FORMER YUGOSLAV REPUBLIC OF), MEXICO, RUSSIAN FEDERATION, THAILAND, and UNITED STATES OF AMERICA

Tin

Chenzhou Yunxiang Mining and Metallurgy Co., Ltd. - CHINA - CID000228

Jiangxi Ketai Advanced Material Co., Ltd. - CHINA - CID000244

CNMC (Guangxi) PGMA Co., Ltd. - CHINA - CID000278

Alpha - UNITED STATES OF AMERICA - CID000292

Cooperativa Metalurgica de Rondônia Ltda. - BRAZIL - CID000295

CV Gita Pesona - INDONESIA - CID000306

PT Justindo - INDONESIA - CID000307

PT Aries Kencana Sejahtera - INDONESIA - CID000309

CV Serumpun Sebalai - INDONESIA - CID000313

CV United Smelting - INDONESIA - CID000315

Dowa - JAPAN - CID000402

EM Vinto - BOLIVIA (PLURINATIONAL STATE OF) - CID000438

Estanho de Rondônia S.A. - BRAZIL - CID000448

Fenix Metals - POLAND - CID000468

Gejiu Non-Ferrous Metal Processing Co., Ltd. - CHINA - CID000538

Gejiu Zili Mining And Metallurgy Co., Ltd. - CHINA - CID000555

Huichang Jinshunda Tin Co., Ltd. - CHINA - CID000760

Gejiu Kai Meng Industry and Trade LLC - CHINA - CID000942

China Tin Group Co., Ltd. - CHINA - CID001070

Malaysia Smelting Corporation (MSC) - MALAYSIA - CID001105

Metallic Resources, Inc. - UNITED STATES OF AMERICA - CID001142

Mineração Taboca S.A. - BRAZIL - CID001173

Minsur - PERU - CID001182

Mitsubishi Materials Corporation - JAPAN - CID001191

Nankang Nanshan Tin Manufactory Co., Ltd. - CHINA - CID001231

O.M. Manufacturing (Thailand) Co., Ltd. - THAILAND - CID001314

Operaciones Metalurgical S.A. - BOLIVIA (PLURINATIONAL STATE OF) - CID001337

PT Artha Cipta Langgeng - INDONESIA - CID001399

PT Babel Inti Perkasa - INDONESIA - CID001402

PT Bangka Tin Industry - INDONESIA - CID001419

PT Belitung Industri Sejahtera - INDONESIA - CID001421

PT Bukit Timah - INDONESIA - CID001428

PT DS Jaya Abadi - INDONESIA - CID001434

PT Eunindo Usaha Mandiri - INDONESIA - CID001438

PT Karimun Mining - INDONESIA - CID001448

PT Mitra Stania Prima - INDONESIA - CID001453

PT Panca Mega Persada - INDONESIA - CID001457

PT Prima Timah Utama - INDONESIA - CID001458

PT Refined Bangka Tin - INDONESIA - CID001460

PT Sariwiguna Binasentosa - INDONESIA - CID001463

PT Stanindo Inti Perkasa - INDONESIA - CID001468

PT Sumber Jaya Indah - INDONESIA - CID001471

PT Timah (Persero) Tbk Kundur - INDONESIA - CID001477

PT Timah (Persero) Tbk Mentok - INDONESIA - CID001482

PT Tinindo Inter Nusa - INDONESIA - CID001490

PT Tommy Utama - INDONESIA - CID001493

Rui Da Hung - TAIWAN, PROVINCE OF CHINA - CID001539

Soft Metais Ltda. - BRAZIL - CID001758

Thaisarco - THAILAND - CID001898

Gejiu Yunxin Nonferrous Electrolysis Co., Ltd. - CHINA - CID001908

VQB Mineral and Trading Group JSC - VIETNAM - CID002015

White Solder Metalurgia e Mineração Ltda. - BRAZIL - CID002036

Yunnan Chengfeng Non-ferrous Metals Co., Ltd. - CHINA - CID002158

Yunnan Tin Company Limited - CHINA - CID002180

CV Venus Inti Perkasa - INDONESIA - CID002455

Magnu’s Minerais Metais e Ligas Ltda. - BRAZIL - CID002468

PT Tirus Putra Mandiri - INDONESIA - CID002478

PT Wahana Perkit Jaya - INDONESIA - CID002479

Melt Metais e Ligas S.A. - BRAZIL - CID002500

PT ATD Makmur Mandiri Jaya - INDONESIA - CID002503

Phoenix Metal Ltd. - RWANDA - CID002507

O.M. Manufacturing Philippines, Inc. - PHILIPPINES - CID002517

PT Inti Stania Prima - INDONESIA - CID002530

CV Ayi Jaya - INDONESIA - CID002570

Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company - VIETNAM - CID002572

Nghe Tinh Non-Ferrous Metals Joint Stock Company - VIETNAM - CID002573

Tuyen Quang Non-Ferrous Metals Joint Stock Company - VIETNAM - CID002574

CV Dua Sekawan - INDONESIA - CID002592

CV Tiga Sekawan - INDONESIA - CID002593

PT Cipta Persada Mulia - INDONESIA - CID002696

An Vinh Joint Stock Mineral Processing Company - VIETNAM - CID002703

Resind Indústria e Comércio Ltda. - BRAZIL - CID002706

PT O.M. Indonesia - INDONESIA - CID002757

Metallo-Chimique N.V. - BELGIUM - CID002773

Elmet S.L.U. - SPAIN - CID002774

PT Bangka Prima Tin - INDONESIA - CID002776

PT Sukses Inti Makmur - INDONESIA - CID002816

An Thai Minerals Co., Ltd. - VIETNAM - CID002825

PT Kijang Jaya Mandiri - INDONESIA - CID002829

PT Menara Cipta Mulia - INDONESIA - CID002835

HuiChang Hill Tin Industry Co., Ltd. - CHINA - CID002844

Gejiu Fengming Metallurgy Chemical Plant - CHINA - CID002848

Guanyang Guida Nonferrous Metal Smelting Plant - CHINA - CID002849

Modeltech Sdn Bhd - MALAYSIA - CID002858

Gejiu Jinye Mineral Company - CHINA - CID002859

PT Lautan Harmonis Sejahtera - INDONESIA - CID002870

Countries include:

BELGIUM, BOLIVIA (PLURINATIONAL STATE OF), BRAZIL, CHINA, INDONESIA, JAPAN, MALAYSIA, PERU, PHILIPPINES, POLAND, RWANDA, SPAIN, TAIWAN, PROVINCE OF CHINA, THAILAND, UNITED STATES OF AMERICA,  and VIETNAM

Tungsten

A.L.M.T. TUNGSTEN Corp. - JAPAN - CID000004

Kennametal Huntsville - UNITED STATES OF AMERICA - CID000105

Guangdong Xianglu Tungsten Co., Ltd. - CHINA - CID000218

Chongyi Zhangyuan Tungsten Co., Ltd. - CHINA - CID000258

Dayu Weiliang Tungsten Co., Ltd. - CHINA - CID000345

Fujian Jinxin Tungsten Co., Ltd. - CHINA - CID000499

Global Tungsten & Powders Corp. - UNITED STATES OF AMERICA - CID000568

Hunan Chenzhou Mining Co., Ltd. - CHINA - CID000766

Hunan Chunchang Nonferrous Metals Co., Ltd. - CHINA - CID000769

Japan New Metals Co., Ltd. - JAPAN - CID000825

Ganzhou Huaxing Tungsten Products Co., Ltd. - CHINA - CID000875

Kennametal Fallon - UNITED STATES OF AMERICA - CID000966

Tejing (Vietnam) Tungsten Co., Ltd. - VIETNAM - CID001889

Vietnam Youngsun Tungsten Industry Co., Ltd. - VIETNAM - CID002011

Wolfram Bergbau und Hütten AG - AUSTRIA - CID002044

Xiamen Tungsten Co., Ltd. - CHINA - CID002082

Xinhai Rendan Shaoguan Tungsten Co., Ltd. - CHINA - CID002095

Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd. - CHINA - CID002313

Ganzhou Jiangwu Ferrotungsten Co., Ltd. - CHINA - CID002315

Jiangxi Yaosheng Tungsten Co., Ltd. - CHINA - CID002316

Jiangxi Xinsheng Tungsten Industry Co., Ltd. - CHINA - CID002317

Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd. - CHINA - CID002318

Malipo Haiyu Tungsten Co., Ltd. - CHINA - CID002319

Xiamen Tungsten (H.C.) Co., Ltd. - CHINA - CID002320

Jiangxi Gan Bei Tungsten Co., Ltd. - CHINA - CID002321

Ganzhou Seadragon W & Mo Co., Ltd. - CHINA - CID002494

Asia Tungsten Products Vietnam Ltd. - VIETNAM - CID002502

Chenzhou Diamond Tungsten Products Co., Ltd. - CHINA - CID002513

Dayu Jincheng Tungsten Industry Co., Ltd. - CHINA - CID002518

Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd. - CHINA - CID002535

Ganzhou Yatai Tungsten Co., Ltd. - CHINA - CID002536

H.C. Starck GmbH - GERMANY - CID002541

H.C. Starck Smelting GmbH & Co.KG - GERMANY - CID002542

Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC - VIETNAM - CID002543

Jiangwu H.C. Starck Tungsten Products Co., Ltd. - CHINA - CID002551

Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji - CHINA - CID002579

Niagara Refining LLC - UNITED STATES OF AMERICA - CID002589

Jiangxi Dayu Longxintai Tungsten Co., Ltd. - CHINA - CID002647

Hydrometallurg, JSC - RUSSIAN FEDERATION - CID002649

Unecha Refractory metals plant - RUSSIAN FEDERATION - CID002724

South-East Nonferrous Metal Company Limited of Hengyang City - CHINA - CID002815

Philippine Chuangxin Industrial Co., Inc. - PHILIPPINES - CID002827

Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd. - CHINA - CID002830

ACL Metais Eireli - BRAZIL - CID002833

Woltech Korea Co., Ltd. - KOREA (REPUBLIC OF) - CID002843

Moliren Ltd - RUSSIAN FEDERATION - CID002845

Countries include:

AUSTRIA, BRAZIL, CHINA, GERMANY, JAPAN, KOREA (REPUBLIC OF), PHILIPPINES, RUSSIAN FEDERATION, UNITED STATES OF AMERICA, and VIETNAM